SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 17, 2005

PERRY ELLIS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

0-21764	59-1162998
(Commission File Number)	(IRS Employer Identification Number)

3000 N.W. 107th Avenue, Miami, Florida 33172

(Address of Principal Executive Offices)

Registrant’s telephone number (305) 592-2830

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Compensation Committee of the Company’s Board of Directors met on August 17, 2005 and approved the Company’s 2006 Management Incentive Plan (the “Plan”), which is designed to reward corporate and individual performance. Bonuses of cash may be paid to eligible employees, including the following of the Company’s named executive officers, Paul Rosengard, George Pita, and Alberto de Cardenas. Bonus targets for these executive officers are in the range of 15% to 40% of base salary depending on whether the Company achieves certain net income goals and if the individual achieves certain performance goals. The Compensation Committee also granted to Mr. Rosengard 8,000 shares of restricted stock and an option to purchase 10,000 shares of common stock at the fair market value of the Company’s common stock on the date of grant.

The Compensation Committee also approved an employment agreement for Paul Rosengard in which he was appointed Group President, Perry Ellis and Premium Brands. The employment agreement for Mr. Rosengard is effective as of August 1, 2005, expires on July 31, 2007, provides for an initial annual salary of $570,000, effective as of August 1, 2005, and provides that Mr. Rosengard will be eligibile to participate in the Plan or any other bonus arrangement generally available to other senior management employees, according to the same terms and conditions applicable to other employees. If the Company terminates Mr. Rosengard’s employment without cause (as that term is defined in his employment agreement) he is entitled to a severance payment equal to the greater of his base salary for the balance of the employment agreement or six months’ salary. In the event the Company terminates Mr. Rosengard’s employment without cause or Mr. Rosengard terminates his employment for good reason (as that term is defined in his employment agreement) within twelve months following a change in control (as that term is defined in his employment agreement), (i) any unvested restricted stock or options held by Mr. Rosengard will become fully vested and immediately exercisable and will remain exercisable until the earlier of 60 days or the expiration date of such option, and (ii) Mr. Rosengard will be entitled to a severance payment equal to one year of his salary plus the amount of incentive compensation received by Mr. Rosengard in the fiscal year prior to the termination. Mr. Rosengard may not enter into any employment or other agency relationship with certain of the Company’s competitors during his employment or for a period of six months following his separation from the Company, for any reason. Mr. Rosengard also may not, directly or indirectly, without the Company’s express written permission, for a period of two years after his separation from the Company, employ anyone who is a consultant or employee of the Company at the time of his separation from the Company or who was a consultant or employee during the six-month period prior to his separation from the Company, with the exception of anyone who is a former employee as a result of the Company’s actions or is a former executive administrative assistant of Mr. Rosengard.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not Applicable.

(b)	Pro Forma Financial Information (unaudited).

Not Applicable.

(c)	Exhibits.
10.74 Employment Agreement dated as of August 1, 2005 between Paul Rosengard and the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERRY ELLIS INTERNATIONAL, INC.

Date: August 23, 2005	By:	/s/ Rosemary Trudeau
Rosemary Trudeau, Vice President-Finance

EXHIBIT INDEX

Exhibit No.	Description
10.74	Employment Agreement dated as of August 1, 2005 between Paul Rosengard and the Company